UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 7, 2006
NEWPARK RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-2960	72-1123385
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3850 North Causeway, Suite 1770
Metairie, Louisiana	70002
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (504) 838-8222
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURE
Exhibit 10.1
Exhibit 10.2
Exhibit 10.3

Item 1.01 Entry into a Material Definitive Agreement.
     On June 7, 2006, Newpark Resources, Inc. entered into an Indemnification Agreement with Paul L. Howes who serves as Newpark’s Chief Executive Officer and as a member of Newpark’s Board of Directors. The Indemnification Agreement provides, among other things, that Newpark will indemnify Mr. Howes against certain liabilities that may arise by reason of his status or service as an officer or director of Newpark or any other entity for which he served at Newpark’s request if Mr. Howes acted in good faith and in a manner that he reasonably believed to be in Newpark’s and its subsidiaries’ best interests and, in the case of a criminal matter, had no reasonable cause to believe that his conduct was unlawful. The Indemnification Agreement also provides that Newpark will advance expenses incurred by Mr. Howes in defending any proceeding prior to the final disposition of that proceeding.
     In addition, the Indemnification Agreement provides that Newpark will pay for a personal liability insurance policy providing coverage reasonably acceptable to Mr. Howes for his actions or inactions as a director, officer, employee or agent of Newpark or any other entity for which he served at Newpark’s request. This policy will cover exposure not covered by Newpark’s general directors’ and officers’ liability policy, and will cover risks directly if there is no underlying coverage. This policy will have an aggregate claims limit of no less than $10 million for claims arising from actions prior to, as well as during, Mr. Howes’ tenure at Newpark. If the insurance policy is written on a claims-made basis, Newpark will pay for and provide tail coverage for Mr. Howes with the same $10 million policy limits for a period of six years beyond the end of each policy term or, in lieu of tail coverage, keep the policy in place for a period not less than six years after Mr. Howes ceases to be a director, officer or employee of Newpark.
     If Newpark is not able to obtain or maintain this personal liability insurance policy, or if Newpark determines in good faith that this policy is not reasonably available, or the premium costs are disproportionate to the amount of coverage provided, or the coverage provided by the policy is limited by exclusions so as to provide insufficient benefits, and if Mr. Howes does not object to this determination by Newpark, then Newpark will obtain a letter of credit naming Mr. Howes as payee. This letter of credit will be from an insured U.S. bank and will provide for the payment of any and all claims by Mr. Howes under the Indemnification Agreement without requiring Mr. Howes to first seek payment from Newpark, permitting one or more draws totaling up to $3 million. This letter of credit will be evergreen (which may be drawn upon if not renewed prior to two weeks before its expiration date) and will continue in effect for a period of six years after Mr. Howes ceases to be a director, officer or employee of Newpark.
     Other than serving as Newpark’s Chief Executive Officer and as a member of Newpark’s Board of Directors, no material relationship exists between Mr. Howes and Newpark or any of its affiliates. This summary of the terms of Mr. Howes’ Indemnification Agreement is qualified in its entirety by the text of the Indemnification Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.
     On June 7, 2006, Newpark entered into its standard form of Indemnification Agreement with each of Eric Wingerter, Sean Mikaelian, Samuel Cooper and Bruce Smith. The Indemnification Agreement provides, among other things, that Newpark will indemnify each of Messrs. Wingerter, Mikaelian, Cooper and Smith against certain liabilities that may arise by reason of his status or service as an officer or agent of Newpark or any other entity for which he

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served at Newpark’s request if he acted in good faith and in a manner that he reasonably believed to be in Newpark’s and its subsidiaries’ best interests and, in the case of a criminal matter, had no reasonable cause to believe that his conduct was unlawful. In addition, the Indemnification Agreement provides that Newpark will advance expenses incurred by the indemnified party in defending any proceeding prior to the final disposition of that proceeding and that Newpark will obtain directors’ and officers’ insurance if available on reasonable terms.
     Eric Wingerter serves as Newpark’s Vice President, Corporate Control and Acting Chief Financial Officer; Sean Mikaelian serves as President of Newpark Mats and Integrated Services, a wholly owned subsidiary of Newpark; Samuel Cooper serves as President of Newpark Environmental Management Company, LLC, a wholly owned subsidiary of Newpark; and Bruce Smith serves as President of Newpark Drilling Fluids, LP, a wholly owned subsidiary of Newpark. Other than serving in these capacities, no material relationship exists between each of Messrs. Wingerter, Mikaelian, Cooper and Smith and Newpark or any of its affiliates. This summary of the terms of the form of Indemnification Agreement is qualified in its entirety by the text of the form of Indemnification Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.2 and incorporated herein by reference.
     On June 7, 2006, Newpark entered into an Amendment to Employment Agreement with Mr. Howes, which amends the Employment Agreement, dated March 22, 2006, between Newpark and Mr. Howes. The Amendment amends the Employment Agreement by adding a definition for “Change in Control.” This summary of the terms of the Amendment is qualified in its entirety by the text of the Amendment, a copy of which is attached to this Form 8-K as Exhibit 10.3 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1	Indemnification Agreement, dated June 7, 2006, between Newpark Resources, Inc. and Paul L. Howes.

10.2	Form of Indemnification Agreement.

10.3	Amendment of Employment Agreement, dated June 7, 2006, between Newpark Resources, Inc. and Paul L. Howes.

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SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPARK RESOURCES, INC.

Dated: June 13, 2006	By:	/s/ Eric M. Wingerter

Eric M. Wingerter,
Vice President, Corporate Controller and
Acting Chief Financial Officer
(Principal Financial and Accounting Officer)

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